UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 31, 2018

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as "we" or "AT&T." We are a holding company whose subsidiaries and affiliates operate in the communications and digital entertainment services industry. Our subsidiaries and affiliates provide services and equipment that deliver voice, video and broadband services both domestically and internationally.

Overview
We announced on January 31, 2018 that fourth-quarter 2017 net income attributable to AT&T totaled $19.0 billion, or $3.08 per diluted share. Fourth-quarter 2017 income per diluted share included amounts netting to $14.2 billion, or $2.30 per share, resulting from the following significant items: $3.16 per diluted share from tax reform, $(0.41) per diluted share for noncash asset abandonment, impairment and natural disaster impacts, $(0.19) per diluted share for noncash losses for the annual adjustment related to pension and postemployment benefit accounting, $(0.12) per diluted share for the amortization of merger-related intangible assets, and a combined $(0.14) per diluted share for merger and integration costs and other items. The results compare with a reported net income attributable to AT&T of $2.4 billion, or $0.39 per diluted share, in the fourth quarter of 2016. For the full year 2017, net income attributable to AT&T was $29.5 billion versus $13.0 billion in 2016; earnings per diluted share were $4.76 compared with $2.10 for 2016.

On a reported basis, our fourth-quarter 2017 revenues were $41.7 billion, down 0.4 percent from the fourth-quarter 2016, and full-year 2017 revenues were $160.5 billion, down 2.0 percent from the previous full year. Fourth-quarter and full-year 2017 revenues reflect continued declines in our legacy services and lower wireless service revenues, with pressure in domestic video revenue and storm credits also impacting the fourth-quarter. These decreases were partially offset by growth in International and fixed strategic services, with higher wireless equipment revenues also impacting the fourth-quarter. Compared with results for the fourth quarter of 2016, operating expenses were $41.3 billion, up 9.9 percent and full-year 2017 operating expenses were $139.6 billion, up 0.1 percent from the previous full year; fourth-quarter operating income was $0.4 billion, compared to $4.2 billion in the prior-year comparable period and full-year 2017 operating income was $20.9 billion, down 14.0 percent from the full-year 2016; and AT&T's fourth-quarter operating income margin was 0.9 percent, compared to 10.2 percent and full-year 2017 operating income margin was 13.0 percent compared to 14.9 percent. The year-over-year quarter changes are primarily due to the noncash adjustments related to a copper abandonment charge and pension and postemployment benefit accounting. For the full year, cash from operating activities was $39.2 billion, down from $39.3 billion in 2016, reflecting $1.0 billion in voluntary employee-related cash payments arising from tax reform.

Many of our products, including AT&T Mobility and AT&T U-verse® (U-verse), are offered to subscribers in multiple segments. Accordingly, to aid in understanding subscriber trends, we are presenting an overall discussion of these customer metrics. We reported a net gain of 4.1 million North American wireless subscribers in the fourth quarter of 2017, of which 2.7 million were domestic. At December 31, 2017, our North American wireless customer base was approximately 156.7 million compared to 146.8 million in the prior year, and our domestic wireless subscribers totaled 141.6 million compared to 134.9 million. During the fourth quarter, net adds in North America were as follows:
•	Branded net adds (combined postpaid and prepaid) were 2.0 million, of which 681,000 were domestic.
•	Prepaid subscriber net adds were 1.3 million, of which 140,000 were domestic.
•	Postpaid subscriber net adds were 723,000, of which 541,000 were domestic.
o	Total domestic postpaid tablet and computing device net losses were 230,000.
•	Reseller net adds were a loss of 557,000, with 529,000 in the U.S.
•	Connected device net adds were 2.6 million, 1.8 million of which were primarily attributable to wholesale connected cars.

For the majority of our U.S. customers, we no longer offer service plans that allow for subsidized devices, instead we allow for subscribers to purchase devices on installment (AT&T Next) or to bring their own device (BYOD). During 2016, we introduced an integrated offer that allows for unlimited wireless data when combined with our video services, and, in the first quarter of 2017, we expanded our unlimited wireless data plans to make them available to customers that do not subscribe to our video services. At December 31, 2017, Mobile Share and unlimited plans represented nearly 90 percent of our domestic wireless postpaid smartphone base.

Sales under our equipment installment programs, including AT&T Next, represented 84 percent of all postpaid smartphone gross adds and upgrades in the fourth quarters of 2017 and 2016. During the fourth quarter of 2017, we sold 6.1 million smartphones under our AT&T Next program and had BYOD gross adds of 643,000. At December 31, 2017, about 54 percent of the postpaid smartphone base is on AT&T Next compared to approximately 52 percent at December 31, 2016.

At December 31, 2017, we had 38.9 million video subscribers (including 1.2 million DIRECTV NOW) compared with 38.0 million at December 31, 2016. Including the impact of gains from our over-the-top video service, DIRECTV NOW, total video subscribers increased by 299,000 in the fourth quarter of 2017, of which 160,000 were in the U.S.

Our total broadband connections were 15.7 million at December 31, 2017, and 15.6 million at December 31, 2016. During the fourth quarter, we added 103,000 IP broadband subscribers, for a total of 14.5 million at December 31, 2017. Total broadband subscribers increased by 4,000 in the quarter.

At December 31, 2017, our total switched access lines were 11.8 million compared with 14.0 million at December 31, 2016. The number of U-verse voice connections (which use VoIP technology and therefore are not included in the access line total) decreased by 93,000 in the quarter, totaling 5.7 million at December 31, 2017, compared to 5.8 million at December 31, 2016.

Segment Summary
Business Solutions
Revenues from our Business Solutions (Business) segment for the fourth quarter of 2017 were $18.4 billion, up 2.0 percent versus the year-ago quarter driven by higher wireless equipment revenue and growth in strategic services, partially offset by declines in our legacy services. Fourth-quarter 2017 Business operating expenses totaled $14.6 billion, up 3.9 percent versus the fourth quarter of 2016, largely due to increased sales volumes and depreciation expense increases that were partially offset by cost efficiencies. The Business operating margin was 20.8 percent, compared to 22.3 percent in the year-earlier quarter due to higher wireless sales costs partially offset by growth in IP revenues and increased operational efficiencies.

We had approximately 90.4 million business wireless subscribers at December 31, 2017 compared to 81.4 million at December 31, 2016. During the fourth quarter of 2017, business wireless net adds for connected devices were 2.6 million and postpaid net adds were 221,000. Postpaid business wireless subscriber churn was 1.08 percent, compared to 1.11 percent in the year-ago quarter.

During the fourth quarter of 2017, we added 7,000 high-speed internet business subscribers, bringing total business IP broadband to 1.0 million subscribers. Total business broadband had a loss of 16,000 subscribers in the quarter.

Entertainment Group
Our Entertainment Group (Entertainment) segment includes the results of the U.S. satellite-based DIRECTV operations as well as broadband and wired voice services to domestic residential customers. Entertainment revenues for the fourth quarter of 2017 were $12.7 billion, down 3.5 percent versus the year-ago quarter due to continued pressure in video revenues, driven by declines in linear video subscribers, lower revenues from legacy voice and data products and decreased broadband revenues reflecting simplified pricing and bundle discounts. Fourth-quarter 2017 Entertainment operating expenses totaled $11.7 billion down 1.4 percent versus the fourth quarter of 2016. The decrease was largely driven by cost synergies that were predominately offset by annual content-cost increases, higher deferral amortization expense, an extra week of NFL SUNDAY TICKET® and new video platform expenses. The Entertainment operating margin was 8.4 percent, compared to 10.3 percent in the year-earlier quarter with cost efficiencies partially offsetting declines in revenues and increased expense pressure from programming and video platform costs.

At December 31, 2017, Entertainment had approximately 49.6 million revenue connections, compared to 51.0 million at December 31, 2016, which included:
•
Approximately 25.2 million video connections (including 1.2 million DIRECTV NOW) at December 31, 2017 compared to 25.5 million at December 31, 2016. During the fourth quarter of 2017, including the impact of gains from DIRECTV NOW, total video subscribers grew 161,000. At December 31, 2016, about 85 percent of traditional video subscribers are on the satellite platform, versus 83 percent in the prior-year.

•
Approximately 14.4 million broadband connections at December 31, 2017 compared to 14.2 million at December 31, 2016. During the fourth quarter, we added 95,000 IP broadband subscribers, for a total of 13.5 million at December 31, 2017. Total broadband subscribers increased 19,000 in the quarter.

•	Approximately 10.0 million wired voice connections at December 31, 2017 compared to 11.3 million at December 31, 2016. Voice connections include switched access lines and VoIP connections.

Consumer Mobility
Revenues from our Consumer Mobility segment, which consist of consumer, wholesale and resale subscribers located in the U.S., for the fourth quarter of 2017 were $8.3 billion, down 1.7 percent versus the year-ago quarter, reflecting a $361 million decline in postpaid service revenues primarily due to migrations of customers to our Business segment. This decline was partially offset by an increase of $120 million in prepaid service revenues and higher equipment revenue. Fourth-quarter 2017 Consumer Mobility operating expenses totaled $6.3 billion, up 0.3 percent versus the fourth quarter of 2016, reflecting higher smartphone sales offset by increased operational efficiencies and lower depreciation expense. The Consumer Mobility operating margin was 24.4 percent, compared to 26.0 percent in the year-earlier quarter due to service revenue pressure partially offset by increased cost efficiencies and lower depreciation.

We had approximately 51.1 million Consumer Mobility subscribers at December 31, 2017 compared to 53.5 million at December 31, 2016. During the fourth quarter of 2017, we had branded net adds of 460,000 (postpaid net adds were 320,000 and prepaid net adds were 140,000). Consumer reseller had a net loss of 533,000. Our business wireless offerings allow for individual subscribers to purchase wireless services through employer-sponsored plans for a reduced price. The migration of these subscribers to the Business segment negatively impacted Consumer postpaid subscriber and service revenues growth.

Total customer churn of Consumer Mobility subscribers was 2.48 percent versus 2.43 percent in the fourth quarter of 2016, including postpaid churn of 1.18 percent, compared to 1.25 percent in the year-ago quarter.

International
Our International segment consists of the Latin American operations and Mexican wireless operations. Fourth-quarter 2017 operating revenues were $2.2 billion, up 16.0 percent versus the prior year. Video service revenues in Latin America were $1.4 billion, up 10.3% versus the prior year, and wireless revenues in Mexico were $824 million, up 27.2% when compared to the fourth quarter of 2016. Our DIRECTV Latin America revenues reflect pricing increases driven by macroeconomic conditions with mixed local currencies in our DIRECTV Latin America operations. Our Mexican wireless revenues reflect subscriber growth and increased equipment sales, partially offset by competitive pricing. Operating expenses were $2.2 billion compared to $2.2 billion in the fourth quarter of 2016. The International operating margin was (1.5) percent, compared to (14.0) percent in the year-earlier quarter.

We had approximately 15.1 million Mexican wireless subscribers at December 31, 2017 compared to 12.0 million at December 31, 2016. During the fourth quarter of 2017, we had branded net adds of 1.3 million (prepaid net adds were 1.2 million and postpaid net adds were 182,000).

We had approximately 13.6 million Latin America video connections at December 31, 2017 compared to 12.5 million at December 31, 2016. During the fourth quarter of 2017, we had video net adds of 139,000.

Supplemental Discussion
As a supplemental discussion of our operating results, for comparison purposes, we are providing a view of our combined AT&T Mobility operations (domestic only). A reconciliation of the non-GAAP numbers in this supplemental discussion is attached as an exhibit hereto.

AT&T Mobility revenues for the fourth quarter of 2017 were $19.2 billion, up 2.5 percent versus the fourth quarter of 2016. Wireless service revenues were pressured from customers migrating to plans with no overage charges and declines in reseller offset by higher equipment revenues and increased smartphone gross adds and upgrades than in the year-ago quarter. AT&T Mobility's operating income margin was 22.1 percent compared to 24.7 percent in the year-ago quarter reflecting pressure from higher smartphone gross adds and upgrades in the quarter partially offset by continued success in driving operating costs out of the business.

For the quarter ended December 31, 2017, postpaid phone-only ARPU decreased 2.6 percent versus the year-earlier quarter and 1.6 percent sequentially. Postpaid phone-only ARPU plus AT&T Next decreased 1.9 percent versus the year earlier quarter and 1.1 percent sequentially.

Postpaid phone only churn was 0.89 percent, compared to 0.98 percent in the fourth quarter of 2016. Postpaid churn was 1.12 percent, compared to 1.16 percent in the year-ago quarter. Total customer churn was 1.38 percent versus 1.71 percent in the fourth quarter of 2016.

On a standalone basis, including the impact of tax reform and the new ASC 606 revenue recognition standard, we expect in 2018:
•	Adjusted earnings per share in the $3.50 range
•	Capital expenditures approaching $25 billion; $23 billion net of expected FirstNet reimbursements and inclusive of $1 billion incremental tax reform investment.
Our guidance excludes pension and postemployment actuarial gains and losses, pending acquisitions and dispositions as well as any other significant items in year-over-year comparisons. Adjustments include noncash mark-to-market benefit plan gains and losses, merger-related interest expense, merger integration and amortization costs and other adjustments. Traditionally, the mark-to-market adjustment is the largest item, which is driven by interest rates and investment returns that are not reasonably estimable at this time. Accordingly, we cannot provide a reconciliation between forecasted adjusted diluted earnings per share and diluted earnings per share without unreasonable effort.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

99.2  Discussion and reconciliation of non-GAAP measures.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: January 31, 2018	By: /s/ Debra L. Dial Debra L. Dial Senior Vice President and Controller